UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
July 18, 2013 (July 15, 2013)

BREITBURN ENERGY PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

515 South Flower Street, Suite 4800
Los Angeles, CA 90071

(Address of principal executive office)

(213) 225-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

On July 15, 2013, BreitBurn Operating L.P. (“BreitBurn Operating”), a wholly owned subsidiary of BreitBurn Energy Partners L.P. (the “Partnership”), completed the previously announced acquisition of certain oil and gas and midstream assets located in Oklahoma, New Mexico and Texas and interests in certain entities pursuant to a Purchase and Sale Agreement (the “Whiting Purchase Agreement”) from Whiting Oil and Gas Corporation (“WOGC”), a subsidiary of Whiting Petroleum Corporation, in exchange for approximately $846 million in cash, which includes the approximately $86 million deposit previously paid and preliminary purchase price adjustments (the “Whiting Acquisition”).  BreitBurn Operating has entered into a Transition Services Agreement with WOGC, pursuant to which WOGC will continue to operate the properties through October 31, 2013. In connection with the Whiting Acquisition, BreitBurn Operating was assigned existing CO2 supply contracts from the seller and in addition has entered into a new CO2 supply contract with the seller for use in the production of oil and natural gas in Oklahoma. Collectively, the terms of the CO2 supply contracts cover a period of more than ten years. BreitBurn Operating also entered into a Transportation Agreement with WOGC, which provides that WOGC may transport CO2 in the Libby Lateral pipeline currently under construction in New Mexico, beginning in January 2014 for a term of 25 years.

The Partnership has also completed the acquisition of additional interests in certain of the acquired assets from other sellers for an additional $30.2 million.

 The foregoing description of the rights and obligations of BreitBurn Operating and WOGC under the Whiting Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Whiting Purchase Agreement, which was attached as Exhibit 10.1 to the Current Report on Form 8-K filed on June 25, 2013 and is hereby incorporated by reference into this Item 2.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Ninth Amendment to the Second Amended and Restated Credit Agreement

On July 15, 2013, in connection with the Whiting Acquisition, BreitBurn Operating, as borrower, and the Partnership and its wholly owned subsidiaries, as guarantors, entered into the Ninth Amendment to the Second Amended and Restated Credit Agreement with Wells Fargo Bank, National Association and a syndicate of lenders (the “Ninth Amendment”). The Ninth Amendment, among other things, provides for an increased borrowing base of $1.5 billion with a total lender commitment of $1.4 billion; an increase in the Aggregate Maximum Credit Amount (as defined in the credit agreement) from $1.5 billion to $3 billion; increased flexibility for the Total Leverage Ratio (as defined in the credit agreement) for the next five quarters and a new Senior Secured Leverage Ratio (as defined in the credit agreement) that will be applied through the second quarter of 2014, absent any refinancing. Previously, in connection with the regularly scheduled borrowing base redetermination, BreitBurn Operating entered into the Eighth Amendment to the Second Amended and Restated Credit Agreement on May 22, 2013.

The Partnership funded the purchase price for the Whiting Acquisition with borrowings under its amended credit facility (described above). After payment of the purchase price, the Partnership had borrowings of approximately $1.065 billion outstanding under the facility as of July 17, 2013.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Ninth Amendment to the Second Amended and Restated Credit Agreement and the Eighth Amendment to the Second Amended and Restated Credit Agreement which are attached hereto as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are hereby incorporated by reference into this Item 2.03.

ITEM 7.01. Regulation FD Disclosure.

On July 15, 2013, the Partnership announced that it had completed the Whiting Acquisition. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended..

ITEM 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Financial statements relating to the Whiting Acquisition required by Regulation S-X have not been included herein but will be filed by an amendment to this Current Report not later than 71 days after the date that this Current Report is required to be filed.

(b) Pro Forma Financial Information.

Pro forma financial information relating to the Whiting Acquisition required by Regulation S-X has not been included herein but will be filed by an amendment to this Current Report not later than 71 days after the date that this Current Report is required to be filed.

(d) Exhibits.

Exhibit No.	Document

10.1	Ninth Amendment to the Second Amended and Restated Credit Agreement dated July 15, 2013.

10.2	Eighth Amendment to the Second Amended and Restated Credit Agreement dated May 22, 2013.

99.1	Press Release of BreitBurn Energy Partners L.P. dated July 15, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   July 18, 2013

BREITBURN ENERGY PARTNERS L.P.

By:	BREITBURN GP, LLC,
its general partner

By:	/s/ Gregory C. Brown
Gregory C. Brown
General Counsel, Executive Vice President and Chief Administrative Officer

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EXHIBIT INDEX

Exhibit No.	Document

10.1	Ninth Amendment to the Second Amended and Restated Credit Agreement dated July 15, 2013.

10.2	Eighth Amendment to the Second Amended and Restated Credit Agreement dated May 22, 2013.

99.1	Press Release of BreitBurn Energy Partners L.P. dated July 15, 2013.

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